Telestone Secures $44 million Line of Credit from Bank of Beijing

BEIJING, Oct. 4 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of telecommunications local access networks in China, announced today that it has secured a 300 million RMB ($44 million USD) line of credit from Bank of Beijing.

The new bank line for approximately $44 million was entered into on September 27, 2010, which has a five-year term. Telestone is under no obligation to utilize any part or all of the credit line.

"We are pleased Bank of Beijing is providing the Company with a sizable line of credit," stated CEO and Chairman Mr. Daqing Han. "Obtaining funding from an established lender further validates Telestone's strong operating model and attractive growth outlook. We believe this credit line will provide invaluable support for our continuing business expansion and meet our working capital needs over the next several years. With additional financial flexibility from this line and a backlog of $106 million, we remain confident we will achieve our $129.4 million revenue target for the full year 2010."

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based on 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed and commercialized its third generation technology for the local access network, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,200 employees.

About Bank of Beijing Company Limited

Founded on January 8, 1996, Bank of Beijing Co., Ltd. is a China-based city commercial bank. The Bank operates its businesses through corporate banking, including corporate deposits, corporate loans and bill discounting, among others; retail banking, including personal savings, personal loans, intermediary business, bank card, banking services, agent distribution of insurances and funds, credit card and network banking business; capital trading business, including investment and agent settlement of bonds, as well as intermediary business and electronic banking business. The Bank operates its businesses primarily in domestic market. As of December 31, 2009, the Company had 168 branch offices and one representative office.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward- looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater details in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements -if there is new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

    For further information, contact:

    Company:
     Richard Wu, VP Finance
     Tel:   +86-10-8367-0088 x3010
     Cell:  +86-138-0131-4053
     Email: wupeidong@telestone.com

     Feng Dan, Assistant Secretary of the Board
     Tel:   +86-10-8367-0088 x1232
     Email: fengdan@telestone.com

    Investor Relations:

     John Mattio
     HC International Inc.
     Tel:   +1-203-616-5144
     Email: john.mattio@hcinternational.net